Exhibit 10.16.3

THE SHERWIN-WILLIAMS COMPANY
2025 EQUITY AND INCENTIVE COMPENSATION PLAN
(EFFECTIVE APRIL 16, 2025)

Stock Option Award Agreement

Grantee:	Date of Grant:

Total Options[1] Granted:

1.    Grant and Type of Options. The Board of Directors (the “Board”) of The Sherwin-Williams Company (the “Company”) has granted options to you (“you” or “Grantee”) pursuant to this Stock Option Award Agreement (the “Award Agreement”). It is intended and this Award Agreement so designates that the options be treated as incentive stock options as defined in Section 422 of the Code (“Incentive Stock Options”) to the maximum extent permitted under law. To the extent the options are not Incentive Stock Options, the options are intended to be treated as nonqualified stock options (“Nonqualified Stock Options”). Each option entitles you to purchase from the Company one share of Common Stock at the option price per share (the “Option Price”), in accordance with the terms of The Sherwin-Williams Company 2025 Equity and Incentive Compensation Plan (Effective April 16, 2025) (the “Plan”), the related Prospectus, this Award Agreement and such other rules and procedures as may be adopted by the Company. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan.

2.    Vesting of Options.

(A)    One-third of the options shall become vested and exercisable after you have been in the continuous employ of the Company or any Subsidiary for one full year from the Date of Grant and an additional one-third of such options shall become vested and exercisable on each of the next two anniversaries of the Date of Grant if you have been in the continuous employ of the Company or any Subsidiary on each applicable anniversary date, in each case, in accordance with the procedures of the Company.

(B)    Notwithstanding Section 2(A) above, any outstanding unvested options shall immediately vest and become exercisable in full if you should die while in the employ of the Company or any Subsidiary.

(C)    Notwithstanding Section 2(A) above, if you should “Retire” while in the employ of the Company or any Subsidiary, you shall be treated as being in the continuous employ with the Company or any Subsidiary during your “Retirement” for purposes of this Section 2 and, as a result, the options shall continue to vest and become exercisable on the dates set forth in Section 2(A) above notwithstanding your Retirement, consistent with the terms of the Plan; provided, however, that in order to be eligible for continued vesting pursuant to the provisions of this Section 2(C), you must provide the Company with written notice of your Retirement a minimum of 180 days prior to the anticipated date of your Retirement (the “Notice Deadline”) (if such written notice is not received by the Company on or before the Notice Deadline, any award granted to you under the Plan during the 180-day period prior to the date of your cessation of employment with the Company or a Subsidiary shall be immediately cancelled and forfeited (unless the reason for such failure is due to your disability as determined in the sole discretion of the Company)). The terms “Retire” or “Retirement” as used in this Award
1 This number represents the aggregate amount of granted Incentive Stock Options and Nonqualified Stock Options.

Agreement mean your voluntary cessation of employment with the Company or any Subsidiary after: (1) age 65 or older or (2) age 55 or older and Grantee’s combination of age and years of service with the Company or any Subsidiary equals at least 75. Notwithstanding the foregoing, if you participate in the Company’s Key Employee Separation Plan (the “KESP”), experience a “covered termination” (as defined in the KESP), and meet the age and/or service requirements for a qualifying “Retirement” under this Section 2(C), you shall continue to vest as provided herein and Section 4.2 of the KESP without regard to the Notice Deadline requirement.

(D)    Notwithstanding Section 2(A) above, in the event of a Change of Control, any unvested number of options shall vest and become exercisable in accordance with Section 12 of the Plan.

3.    Exercisability of Options. Notwithstanding anything herein to the contrary:

(A)    Except as otherwise provided in Section 3(B) below, the options shall terminate and cease to be exercisable to the extent vested on the earliest of the following dates:

(i)    The date on which you cease to be an employee of the Company or a Subsidiary, unless you cease to be such employee by reason of (a) death, (b) disability, or (c) Retirement;

(ii)    Three years after the date of your death if (a) you die while an employee of the Company or a Subsidiary or (b) you die following your Retirement;

(iii)    Three years after the date you are terminated by the Company or a Subsidiary as a result of expiration of available disability leave of absence pursuant to applicable Company policy due to sickness or bodily injury;

(iv)    Ten years from the Date of Grant; or

(v)    The date on which you knowingly or willfully engage in misconduct, which is materially harmful to the interests of the Company or a Subsidiary, as may be determined by the Board, in its sole discretion, or the date you violate Section 13 or Section 14 of this Award Agreement.

(B)    Notwithstanding anything in this Award Agreement to the contrary, but subject to applicable law, if and only if, after market close Eastern Time on the date on which the options would otherwise terminate pursuant to Section 3(A)(iv) above (the “Option Expiration Date”), (i) the closing sales price of one share of Common Stock on the principal stock exchange on which the Common Stock is then listed as of the Option Expiration Date (or, if there are no sales of Common Stock on such Option Expiration Date, on the immediately preceding trading day during which a sale of Common Stock occurred) exceeds the Option Price per share, (ii) to the extent the options are exercisable and you have not exercised the options, and (iii) to the extent the options have not otherwise expired, terminated, or been cancelled or forfeited, then the Company will deem such remaining exercisable portion of the options to have been exercised by you on the Option Expiration Date (and prior to the options’ termination) at such time (the “Automatic Exercise”). Further to such Automatic Exercise, payment of the aggregate Option Price for such Automatic Exercise and any applicable withholding taxes in connection with such Automatic Exercise will be deemed to have been made by the Company withholding a number of shares of Common Stock otherwise issuable in connection with such Automatic Exercise that are equal in value to the amount necessary to satisfy such aggregate Option Price payment and minimum required withholding taxes. To clarify, upon Automatic Exercise, the Company will deliver to you the number of whole shares of Common Stock resulting from such Automatic Exercise less a number of shares of Common Stock equal in value to (x) the aggregate Option Price plus (y) any minimum required withholding taxes; provided, however, that any fractional share otherwise deliverable to you will be settled in cash.

4.    Exercise and Payment of Options. To the extent exercisable, the options may be exercised in whole or in part from time to time by giving appropriate notice (in any form prescribed by the Company). The Option Price shall be payable (A) in cash or by check acceptable to the Company or by wire transfer of immediately available funds, (B) by the actual or constructive transfer to the Company by you of nonforfeitable, unrestricted shares of Common Stock of the Company owned by you and having an aggregate fair market value at the time of exercise equal to the total Option Price, (C) through a sale and remittance procedure pursuant to which you shall concurrently provide irrevocable instructions (i) to a brokerage firm (with such brokerage firm reasonably satisfactory to the Company for purposes of administering such procedure in compliance with any applicable pre-clearance or pre-notification requirements) to effect the immediate sale of the purchased shares of Common Stock of the Company and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares of Common Stock of the Company plus all applicable taxes required to be withheld by the Company by reason of such exercise and (ii) to the Company to deliver the certificates (or other evidence) for the purchased shares directly to such brokerage firm on the settlement date in order to complete the sale, (D) by a combination of such methods of payment, or (E) by such other methods as may be approved by the Board.

5.    Incentive Stock Options. This Section 5 applies only if and to the extent the options are Incentive Stock Options. Notwithstanding an option being an Incentive Stock Option: (A) the option shall not qualify as an Incentive Stock Option if (i) you make a disposition of the Common Stock you receive upon exercise of such option within two years from the Date of Grant or within one year after the transfer of such Common Stock to you, or (ii) you are not an employee of the Company or its Subsidiaries on the day that is three months (or 12 months in the event of your disability (within the meaning of Section 22(e)(3) of the Code)) before the date you exercise such option; or (B) if the aggregate fair market value of the Common Stock on the Date of Grant with respect to which incentive stock options are exercisable for the first time by you during any calendar year under the Plan or any other stock option plan of the Company or a parent or Subsidiary exceeds $100,000, then such option, as to the excess, shall be treated as a Nonqualified Stock Option that does not meet the requirements of Section 422 of the Code. If and to the extent that the options (or a portion thereof) fail to qualify as Incentive Stock Options, such options shall remain outstanding according to their terms as Nonqualified Stock Options. You acknowledge and agree that (A) favorable Incentive Stock Option tax treatment is available only if the options are exercised while you are an employee of the Company or a parent or Subsidiary of the Company or within a period of time specified in the Code after you cease to be an employee, (B) you are responsible for the income tax consequences of the options and, among other tax consequences, you understand that you may be subject to the alternative minimum tax under the Code in the year in which the applicable option is exercised, (C) you will consult with your tax adviser regarding the tax consequences of the options, and (D) you shall immediately notify the Company in writing, and provide the Company with any information requested by it, if you sell or otherwise dispose of any shares of the Company’s Common Stock acquired upon the exercise of the options and such sale or other disposition occurs on or before the later of (i) two years after the Date of Grant or (ii) one year after the exercise of the options.

6.    Transferability, Binding Effect. The options are not transferable by you except as provided in Section 15 of the Plan and, except as otherwise determined by the Board, the options are exercisable, during your lifetime, only by you or, in the case of your legal incapacity, only by your guardian or legal representative acting on your behalf in a fiduciary capacity under state law or court supervision. Notwithstanding the preceding sentence, to the extent the options are Incentive Stock Options, the options are not transferable by you except by the laws of descent and distribution and are exercisable, during your lifetime, only by you. This Award Agreement binds you and your guardians, legal representatives and heirs.

7.    Compliance with Law. The options shall not be exercisable if such exercise would involve, in the opinion of counsel selected by the Company, a violation of any applicable law or regulation.

8.    Withholding; Taxes. Except as provided in Section 3(B) above, if the Company shall be required to withhold (including required to account to any tax authorities for) any federal, state, local or foreign tax or other amounts in connection with exercise of the options, it shall be a condition to such exercise that you pay or make provision satisfactory to the Company for payment of all such taxes and other amounts. Notwithstanding any other provision of this Award Agreement or the Plan, the Company shall not be obligated to guarantee any particular tax result for you with respect to any award and/or payment provided to you hereunder, and you shall be responsible for any taxes or other amounts imposed on you with respect to such award and/or payment.

9.    No Right to Future Awards or Employment. The option award is a voluntary, discretionary bonus being made on a one-time basis and does not constitute a commitment to make any future awards. The option award and any related payments made to you will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained herein will confer upon you any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate your employment or other service at any time.

10.    Severability. If any provision of this Award Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Award Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

11.    Governing Law. Where permitted, this Award Agreement shall be governed by and construed with the internal substantive laws of the State of Ohio, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

12.    Clawback/Recapture/Recoupment Rights and Policies. Grantee acknowledges and agrees that the terms and conditions set forth in The Sherwin-Williams Company Section 16 Executive Officer Clawback Policy (as may be amended and restated from time to time, the “Executive Clawback Policy”) and The Sherwin-Williams Company Key Employee Clawback Policy (as may be amended and restated from time to time, the “Key Employee Clawback Policy”) are incorporated in this Award Agreement by reference. To the extent the Executive Clawback Policy or the Key Employee Clawback Policy is applicable to Grantee, it creates additional rights for the Company with respect to certain compensation, including, without limitation, annual cash incentive compensation awards granted to Grantee under The Sherwin-Williams Company 2007 Executive Annual Performance Bonus Plan (Amended and Restated), the Plan or any successor plan(s). Notwithstanding any provisions in this Award Agreement to the contrary, such compensation, including, without limitation, annual cash incentive compensation, will be subject to potential mandatory cancellation, forfeiture and/or repayment by Grantee to the Company to the extent Grantee is, or in the future becomes, subject to (a) any Company clawback or recoupment policy, including the Executive Clawback Policy, the Key Employee Clawback Policy, and any other policies that are adopted to comply with the requirements of any applicable laws, rules, regulations, stock exchange listing standards or otherwise, or (b) any applicable laws that impose mandatory clawback or recoupment requirements under the circumstances set forth in such laws, including as required by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other applicable laws, rules, regulations or stock exchange listing standards, as may be in effect from time to time, and which may operate to create additional rights for the Company with respect to awards and the recovery of amounts relating thereto. By accepting options under the Plan and pursuant to this Award Agreement, Grantee consents to be bound by the terms of the Executive Clawback Policy or the Key Employee Clawback Policy, if applicable, and any other applicable Company policy and agrees and acknowledges that Grantee is obligated to cooperate with, and provide any and all assistance necessary to, the Company in its efforts to recover or recoup options, any gains or earnings related to options, or any other applicable compensation, including, without limitation, annual cash incentive compensation, that is subject to clawback or recoupment pursuant to such laws, rules, regulations, stock exchange listing standards or Company policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from Grantee of any such amounts, including from Grantee’s accounts or from any other compensation, to the extent permissible under Section 409A of the Code.

13.    Ownership and Protection of Intellectual Property and Confidential Information.

(A)    All information, ideas, concepts, improvements, innovations, developments, methods, processes, designs, analyses, drawings, reports, discoveries, and inventions, whether patentable or not or reduced to practice, which are conceived, made, developed or acquired by Grantee, individually or in conjunction with others, during Grantee’s employment by the Company or any of its Subsidiaries, both before and after the Date of Grant (whether during business hours or otherwise and whether on the Company’s premises or otherwise) which relate to the business, products or services of the Company or its Subsidiaries (including, without limitation, all such information relating to corporate opportunities, research, financial and sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names, marks, and any copyrightable work, trade mark, trade secret or other intellectual property rights (whether or not composing confidential information), and all writings or materials of any type embodying any of such items (collectively, “Work Product”), shall be the sole and exclusive property of the Company or a Subsidiary, as the case may be, and shall be treated as “work for hire.” It is recognized that the Grantee is an experienced executive in the business of the Company and its Subsidiaries and through several decades of prior work in the industry acquired and retains knowledge, contacts, and information which are not bound by this Section 13.

(B)    Grantee shall promptly and fully disclose all Work Product to the Company and shall cooperate and perform all actions reasonably requested by the Company (whether during or after the term of employment) to establish, confirm and protect the Company’s and/or its Subsidiaries’ right, title and interest in such Work Product. Without limiting the generality of the foregoing, Grantee agrees to assist the Company, at the Company’s expense, to secure the Company’s and its Subsidiaries’ rights in the Work Product in any and all countries, including the execution by Grantee of all applications and all other instruments and documents which the Company and/or its Subsidiaries shall deem necessary in order to apply for and obtain rights in such Work Product and in order to assign and convey to the Company and/or its Subsidiaries the sole and exclusive right, title and interest in and to such Work Product. If the Company is unable because of Grantee’s mental or physical incapacity or for any other reason (including Grantee’s refusal to do so after request therefor is made by the Company) to secure Grantee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Work Product belonging to or assigned to the Company and/or its Subsidiaries pursuant to Section 13(A) above, then Grantee by this Award Agreement irrevocably designates and appoints the Company and its duly authorized officers and agents as Grantee’s agent and attorney-in-fact to act for and in Grantee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyright registrations thereon with the same legal force and effect as if executed by Grantee. The Grantee agrees not to apply for or pursue any application for any United States or foreign patents or copyright registrations covering any Work Product other than pursuant to this Section 13 in circumstances where such patents or copyright registrations are or have been or are required to be assigned to the Company or any of its Subsidiaries.

(C)    Grantee acknowledges that the businesses of the Company and its Subsidiaries are highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their former, present or prospective customers and business affiliates, all comprise confidential business information and trade secrets which are valuable, special, and unique assets which the Company and/or its Subsidiaries use in their business to obtain a competitive advantage over their competitors. The Grantee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to the Company and its Subsidiaries in maintaining their competitive position. The Grantee acknowledges that by reason of the Grantee’s duties to, and association with, the Company and its Subsidiaries, the Grantee has had and will have access to, and has and will become informed of, confidential business information which is a competitive asset of the Company and its Subsidiaries. The Grantee hereby agrees that the Grantee will not, at any time during or after his or her employment by the Company or its Subsidiaries, make any unauthorized disclosure of any confidential business information or trade secrets of the Company or its Subsidiaries, or make any use thereof, except in the carrying out of his or her employment responsibilities hereunder. The Grantee shall take all necessary and appropriate steps to safeguard confidential business information and protect it against disclosure, misappropriation, misuse, loss and theft. Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder). The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which Grantee’s legal rights and obligations as an employee or under this Award Agreement are at issue; provided, however, that the Grantee shall, to the extent practicable and lawful in any such events, give prior notice to the Company of his or her intent to disclose any such confidential business information in such context so as to allow the Company or its Subsidiaries an opportunity (which the Grantee will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate. Any information not specifically related to the Company and its Subsidiaries would not be considered confidential to the Company and its Subsidiaries.

(D)    All written materials, records, and other documents made by, or coming into the possession of, the Grantee during the period of Grantee’s employment by the Company or its Subsidiaries which contain or disclose confidential business information or trade secrets of the Company or its Subsidiaries, or which relate to Grantee’s Work Product described in Section 13(A) above, shall be and remain the property of the Company, or its Subsidiaries, as the case may be. Upon termination of Grantee’s employment, for any reason, the Grantee promptly shall deliver the same, and all copies thereof, to the Company.

(E)    Nothing in this Award Agreement shall prohibit or restrict the Grantee from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Grantee does not need the prior authorization of the Company to engage in conduct protected by this Section 13, and the Grantee does not need to notify the Company that the Grantee has engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

14.    Covenants Not to Compete and Not to Solicit.

Grantee acknowledges and agrees that, during Grantee’s employment with the Company, Grantee has and will become acquainted with and obtain confidential, proprietary, and trade secret information about the Company’s processes, plans, strategies and operations, customers, suppliers and distributors, including the status of the Company’s relationships with customers, suppliers, vendors and distributors; the preferences of the Company’s customers, suppliers and distributors; pricing, discounting, margin and contracting terms related to the Company’s customers, suppliers and distributors; information related to the technology, products and services of the Company, the amounts and sources of income, profits, losses or expenditures or other information of commercial value; and other non-public information about the Company’s customer, supplier and distributor relationships that give the Company a competitive edge in the marketplace. In exchange for and by accepting the benefits afforded by this Agreement, including the stock option awards referenced herein, and to protect the Company’s confidential, proprietary, and trade secret information, and the Company’s investment in building the relationships with its customers, suppliers and distributors, the Grantee agrees to these terms:

(A)    To the fullest extent permitted by law and only where permitted by governing law, Grantee hereby agrees that during his or her employment with the Company or any of its Subsidiaries and for a period of two years following Grantee’s termination of employment with the Company and its Subsidiaries (the “Non-Compete Period”), he or she will not, in association with or as an officer, principal, manager, member, advisor, agent, partner, director, material shareholder, employee or consultant of any corporation (or sub-unit, in the case of a diversified business) or other enterprise, entity or association, work on the acquisition or development of, or engage in any line of business, property or project which is, directly or indirectly, competitive with any business that the Company or any of its Subsidiaries engages in or is planning to engage in during the term of Grantee’s employment with the Company or any Subsidiary, including but not limited to, any business engaged in the development, manufacture, distribution and sale of paint, coatings and related products to professional, industrial, commercial and retail customers (the “Business”). Such restriction shall cover Grantee’s activities anywhere in the contiguous United States. Section 14(A) shall not be applicable to any Grantee who lives or primarily performs services for the Company in any jurisdiction that does not, at the time Grantee accepts the Award, permit non-competition provisions, including California, Minnesota, North Dakota and Oklahoma. Similarly, Section 14(A) shall not be applicable to any Grantee who lives or primarily performs services in any jurisdiction that permits non-competition provisions only if certain compensation thresholds or other conditions have been satisfied, and Grantee does not meet such compensation thresholds or conditions. Section 14(A) also does not restrict the right of a Grantee employed by Company as an attorney to practice law after separation from employment, but any such Grantee remains bound by obligations to protect the Company’s confidential and/or privileged information that he or she gained as an attorney while employed by and representing Company.

(B)    To the fullest extent permitted by law and only where permitted by governing law, Grantee agrees that during the Non-Compete Period and for a one (1) year period thereafter, the Grantee will not, directly or indirectly, on behalf of Grantee or any other person or entity, solicit, induce or attempt to solicit or induce any person who is or was employed by, or in a contractor relationship with, the Company or its Subsidiaries within the one (1) year period immediately preceding the date of solicitation or inducement, to (i) interfere with the activities or businesses of the Company or any of its Subsidiaries, (ii) discontinue employment or contractor status with the Company or any of its Subsidiaries, or (iii) interfere with, alter or modify their employment or contractor relationship with the Company or any of its Subsidiaries. Grantee also agrees that during the Non-Compete Period and for a one (1) year period thereafter, the Grantee will not, on behalf of Grantee or any other person or entity, hire, attempt to hire, assist in any way with the hiring of, or otherwise employ or engage, or attempt to employ or engage, any person who is or was employed by or in a contractor relationship with the Company or its Subsidiaries within the one (1) year period immediately preceding the date of such hiring, assistance with hiring, employment or engagement.

(C)    To the fullest extent permitted by law and only where permitted by governing law, Grantee agrees that during the Non-Compete Period, the Grantee will not, directly or indirectly, influence or attempt to influence any customers, distributors or suppliers of the Company or any of its Subsidiaries to divert their business to any competitor of the Company or any of its Subsidiaries or in any way interfere with the relationship between any such customer, distributor or supplier and the Company and/or any of its Subsidiaries (including, without limitation, making any negative statements or communications about the Company and its Subsidiaries). During such Non-Compete Period, the Grantee will not, directly or indirectly, acquire or attempt to acquire any business in the contiguous United States to which the Company or any of its Subsidiaries, prior to the Grantee’s termination of employment with the Company and its Subsidiaries, has made an acquisition proposal relating to the possible acquisition of such business by the Company or any of its Subsidiaries, or has planned, discussed or contemplated making such an acquisition proposal (such business, an “Acquisition Target”), or take any action to induce or attempt to induce any Acquisition Target to consummate any acquisition, investment or other similar transaction with any person other than the Company or any of its Subsidiaries.
Sections 14(B) and 14(C) shall not be applicable to the extent that Grantee lives or primarily performs services for the Company in a jurisdiction that does not permit customer, supplier or non-distributor non-solicitation provisions. Similarly, Sections 14(B) and 14(C) shall not be applicable to any Grantee who lives or primarily performs services in any jurisdiction that permits customer, supplier or non-distributor non-solicitation provisions only if certain compensation thresholds or conditions have been satisfied, and Grantee does not meet such compensation thresholds or conditions.

(D)    Grantee understands that the provisions of Section 13 and Section 14 hereof may limit his or her ability to earn a livelihood in a business in which he or she is involved, but as a member of the management group of the Company and its Subsidiaries he or she nevertheless agrees and hereby acknowledges that such provisions, where permitted by governing law: (i) do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company and any of its Subsidiaries; (ii) contain reasonable limitations as to time, scope of activity, and geographical area to be restrained; and (iii) are supported by sufficient consideration to compensate the Grantee for the restrictions contained in Section 13 and Section 14 hereof.

(E)    If, at the time of enforcement of Section 13 or Section 14 of this Award Agreement, a court shall hold that the duration, scope, or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. The Grantee acknowledges that he or she is a member of the Company’s and its Subsidiaries’ management group with access to the Company’s and its Subsidiaries’ confidential business information and his or her services are unique to the Company and its Subsidiaries. The Grantee therefore agrees that the remedy at law for any breach by him or her of any of the covenants and agreements set forth in Section 13 or Section 14 hereof will be inadequate and that in the event of any such breach, the Company and its Subsidiaries may, in addition to the other remedies which may be available to them at law, apply to any court of competent jurisdiction to obtain specific performance and/or injunctive relief prohibiting the Grantee (together with all those persons associated with him or her) from the breach of such covenants and agreements and to enforce, or prevent any violations of, the provisions of this Award Agreement. In addition, in the event of a breach or violation by the Grantee of this Section 14, the Non-Compete Period set forth herein shall be tolled until such breach or violation has been cured.

(F)    Each of the covenants of Section 13 and Section 14 hereof are given by the Grantee as part of the consideration for the option award granted hereunder and as an inducement to the Company to grant such options and accept the obligations thereunder.

15.    Data Privacy. Grantee explicitly and unambiguously consents to the collection, use, retention and transfer, in electronic or other form, of Grantee’s personal data as described in this document by and among, as applicable, Grantee’s employer (“Employer”) and the Company and its Subsidiaries, for the purpose of implementing, administering and managing Grantee’s participation in the Plan. Grantee understands that Employer and the Company and its Subsidiaries may collect, process, retain or transfer (but only to the extent required or permitted by applicable law and regulations) personal data about Grantee, including, without limitation: Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of Common Stock or directorships held in the Company, details of all options or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor (collectively, the “Data”). The legal bases for the processing of Grantee’s Data, where required, is his or her consent, as necessary for the performance of the Plan, as necessary to comply with the Company’s legal obligations, or as necessary for the Company’s (or others’) legitimate interests, including if necessary to defend Grantee’s or the Company’s legitimate interests in legal proceedings. Grantee understands that Data may be transferred to third parties assisting in the implementation, administration and management of the Plan, including, but not limited to, Fidelity Stock Plan Service LLC, that these recipients may be located in Grantee’s country or elsewhere (including countries outside of the European Union or the European Economic Area, such as the United States of America), and that the recipient’s country may have different data privacy laws and protections than those that apply in Grantee’s country. Grantee understands that Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting Grantee’s local human resources representative. Grantee authorizes these recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Grantee may elect to deposit any shares acquired upon vesting of the options. Grantee understands that Data will be held only as long as is necessary to implement, administer and manage Grantee’s participation in the Plan or as otherwise necessary to comply with applicable law and regulations. Grantee understands that his or her consent to the collection, use, retention and transfer of Data to implement, administer and manage the Plan is purely voluntary. Grantee understands that Grantee may, in accordance with applicable law and regulations, be provided with certain data subject rights regarding the processing of his or her Data, including, the right to: access Data, request additional information about the collection, processing, disclosure and storage of Data, rectify or erase Data, restrict or object to the processing of Data, lodge a complaint with the competent supervisory authority, or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Grantee’s local human resources representative or as otherwise designated by the Company. Grantee understands, however, that refusing or withdrawing Grantee’s consent may affect Grantee’s ability to participate in the Plan. For more information on the consequences of Grantee’s refusal to consent or withdrawal of consent, Grantee hereby understands that Grantee may contact his or her local human resources representative.

16.    Electronic Delivery. The Company may, in its sole discretion, deliver any documents relating to your options and your participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third-party designated by the Company.

17.    Construction. Your option award is made and granted pursuant to the Plan and is in all respects limited by and subject to the terms of the Plan. In the event of any inconsistency between the Plan and this Award Agreement, the terms of the Plan shall control.

18.    Compliance with Laws and Regulations; No Shareholder Rights. The issuance of shares of Common Stock pursuant to your exercise of your options shall be subject to compliance by you with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange on which the Company’s Common Stock may be listed for trading at the time of such issuance. Neither you, nor any person entitled to exercise your rights in the event of your death, shall have any of the rights and/or privileges of a shareholder with respect to shares of the Company’s Common Stock subject to the options, until such shares have been issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), notwithstanding the exercise of the options.

19.    Binding Effect; No Third Party Beneficiaries. This Award Agreement shall be binding upon and inure to the benefit of the Company, its Subsidiaries and you and each of our respective heirs, representatives, successors and permitted assigns. This Award Agreement shall not confer any rights or remedies upon any person other than the Company, its Subsidiaries and you and each of our respective heirs, representatives, successor and permitted assigns.

20.    Notice. Any notice required to be given or delivered to the Company under the terms of this Award Agreement shall be in writing and addressed to the Company at its principal corporate office. Except to the extent electronic notice is authorized hereunder, any notice required to be given or delivered to you shall be in writing and addressed to you at your most recent address set forth in the Company’s records. All notices shall be deemed effective upon personal delivery (or electronic delivery to the extent authorized hereunder) or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

21.    Section 409A. The options are intended to be excepted from coverage under Section 409A of the Code (“Section 409A”) and shall be administered, interpreted and construed accordingly. The Company may, in its sole discretion and without your consent, modify or amend this Award Agreement, impose conditions on the timing and effectiveness of the exercise of the options by you, or take any other action it deems necessary or advisable, to cause the options to be excepted from Section 409A (or to comply therewith to the extent the Company determines they are not excepted). Notwithstanding the foregoing, you recognize and acknowledge that Section 409A may impose upon you certain taxes or interest charges for which you are and shall remain solely responsible.